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                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[_] Definitive Proxy Statement                RULE 14C-5(D)(2))

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                           HOST MARRIOTT CORPORATION
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                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

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                  [LETTERHEAD OF HOST MARRIOTT APPEARS HERE]

                                                                   April 4, 1995

Dear Fellow Shareholders:

The enclosed proxy statement reflects Stephen F. Bollenbach as a Director, President and Chief Executive Officer of Host Marriott. However, as announced today, he will resign from those positions as of May 1, 1995, to accept the position of Senior Executive Vice President and Chief Financial Officer of the Walt Disney Company. I will assume his responsibilities as President and Chief Executive Officer on an interim basis until a replacement is announced.

Steve has done an excellent job as President of our Company. All of us regret his decision to leave, but we understand the appeal of Disney to him. Fortunately, with the strong management team we have in place, our strategy will stay on course and on schedule.

Your Board of Directors has created a Search Committee to select a new President and Chief Executive Officer and to replace Steve as a Director. In the meantime, I am confident our management team has the talent to maintain our company's momentum. Attached for your information is a copy of the announcement released to the press.

                                          Sincerely,

                                          /s/ Richard E. Marriott

                                          Richard E. Marriott
                                          Chairman of the Board